900 North Michigan Avenue
Suite 1600
Chicago, Illinois 60611
(312) 274-2000
FOR IMMEDIATE RELEASE
STANDARD PARKING CORPORATION ANNOUNCES
OFFERING OF COMMON STOCK BY SELLING STOCKHOLDERS
CHICAGO, March 18, 2010 — Standard Parking Corporation (Nasdaq: STAN) announced today that GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO Capital Opportunities Fund LP (the “Selling Stockholders”) have agreed to sell 580,032 shares of common stock of Standard Parking in an underwritten offering. Standard Parking will not receive any proceeds from the offering. Closing of the offering is expected to occur on or about March 23, subject to customary closing conditions.
The sale of these shares represents approximately 3.76% of the current shares outstanding. Upon completion of the offering, the Selling Stockholders will no longer own any shares of Standard Parking’s common stock. The total number of shares of common stock outstanding will not change as a result of this offering.
Credit Suisse Securities (USA) LLC is serving as underwriter for the offering. Credit Suisse proposes to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.
The shares will be offered pursuant to an effective registration statement filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement may be obtained from Credit Suisse, Attention: Prospectus Department, Eleven Madison Avenue, New York, New York 10010-3629, Telephone number: +1 800 221-1037.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Standard Parking is a national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,100 facilities, containing over one million parking spaces in approximately 335 cities across the United States and four Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.

Contact:	G. Marc Baumann
Executive Vice President and
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199
mbaumann@standardparking.com
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